5

Exhibit 99.1

KELLY SERVICES, INC. AND SUBSIDIARIES

2007 QUARTERLY RESULTS OF OPERATIONS

(In thousands of dollars except per share data)

	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.	Full Year
Revenue from services	$1,350,858	$1,415,674	$1,425,298	$1,475,759	$5,667,589
Cost of services	1,121,650	1,168,108	1,178,419	1,210,323	4,678,500

Gross profit	229,208	247,566	246,879	265,436	989,089
Selling, general and administrative expenses	218,715	225,300	226,099	238,895	909,009

Earnings from operations	10,493	22,266	20,780	26,541	80,080
Other income, net	673	930	587	1,021	3,211

Earnings from continuing operations before taxes	11,166	23,196	21,367	27,562	83,291
Income taxes	5,908	7,885	6,685	9,089	29,567

Earnings from continuing operations	5,258	15,311	14,682	18,473	53,724
Earnings from discontinued operations, net of tax	6,657	18	459	158	7,292

Net earnings	$11,915	$15,329	$15,141	$18,631	$61,016

Basic earnings per share
Earnings from continuing operations	$0.14	$0.42	$0.40	$0.52	$1.48
Earnings from discontinued operations	0.18	—	0.01	—	0.20

Net earnings	$0.33	$0.42	$0.41	$0.52	$1.68

Diluted earnings per share
Earnings from continuing operations	$0.14	$0.41	$0.40	$0.52	$1.47
Earnings from discontinued operations	0.18	—	0.01	—	0.20

Net earnings	$0.32	$0.41	$0.41	$0.52	$1.67